Exhibit 10.10

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

THIS Exclusive License Agreement (“Agreement”), effective as of 07 July 2008 (“Effective Date”), is entered into by and between St. Jude Children’s Research Hospital, Inc., a Tennessee not-for-profit corporation located at 262 Danny Thomas Place, Memphis, Tennessee 38105 (“ST. JUDE”) and Amsterdam Molecular Therapeutics B.V., a closed limited liability company organized and existing under the laws of the Netherlands, with registered offices at Meibergdreef 61, 1105 BA Amsterdam, the Netherlands, (each a “Party” and together the “Parties”).

RECITALS

WHEREAS, ST. JUDE is the owner by assignment from Dr. John Gray of his entire right, title and interest in the Patent Rights and in the inventions described and claimed therein; and

WHEREAS, the Patent Rights relate to mechanisms for improving the expression of Factor IX in gene therapy vectors, including, the use of a specific Factor IX polynucleotide coding sequence designed for optimal expression, and, the use of transcriptional regulatory regions minimized in size so that they can be used to express Factor IX, as well as any other gene of interest, in a size-constrained environment such as in a self complementary gene therapy vector system; and

WHEREAS, under a separate agreement being entered into between the Parties on the same date as this Exclusive License Agreement (“Sponsored Research Agreement”), AMT engages ST. JUDE to develop a gene therapy vector incorporating certain features of the invention described in the Patent Rights but combined with certain technologies controlled by AMT (the “Vector”); and

WHEREAS, in order to carry out the work anticipated under the Sponsored Research Agreement, ST. JUDE will require access to technologies owned by AMT and AMT is willing to grant this access under a separate agreement being entered into between the Parties on the same date as this Exclusive License Agreement (“AMT Technology License Agreement”); and

SIGNATURE VERSION

WHEREAS, the Vector will be further developed and commercialized by AMT and so AMT require a license under the Patent Rights; and

WHEREAS, AMT wishes to enter into an agreement with ST. JUDE to obtain a license under the Patent Rights and ST. JUDE is willing to grant such a license to AMT under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable considerations, the Parties do hereby agree as follows:

1.                                      DEFINITIONS

1.1                               “Affiliate” shall mean any company, partnership or other business entity which Controls, is Controlled by or is under common Control with either Party.  For the purposes of this definition “Control” means any of the following: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; (ii) ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (iii) status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.2                               “AMT” shall mean Amsterdam Molecular Therapeutics B.V. and any Affiliates of Amsterdam Molecular Therapeutics B.V.

1.3                               “Confidential Information” shall mean any confidential or proprietary non-public information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement.

1.4                               “Commercialise”, “Commercialisation” or “Commercialising” shall mean all activities relating to the import, advertising, promotion and other marketing, pricing and reimbursement, detailing, distribution, storage, handling, offering for sale and selling, customer service and support or post regulatory approval regulatory activities in relation to Licensed Product.

1.5                               “Commercially Reasonable Efforts” shall mean efforts and resources commonly used by biotechnology companies of a similar size to AMT based on funds raised to Develop and Commercialise a product owned by such a company or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential to the Licensed Product in question and taking into account the patent and other proprietary position of the product.

1.6                               “Development (and the corresponding verb “to Develop”)” shall mean all pre-regulatory approval development and regulatory activities regarding a product in a country conducted with the aim of obtaining such regulatory approval including:

(a)                                 studies on the toxicological, pharmacological, metabolical or clinical aspects of a product conducted internally or by individual investigators or consultants; and

(b)                                 process development, process improvement, scale-up and recovery, the manufacture of clinical supplies of product, including failed batches, manufacture of qualification lots; and

(c)                                  preparing, submitting, reviewing or developing data or information for the purpose of submission to a regulatory authority to obtain, maintain and/or expand manufacturing and/or regulatory approval of a product including data management, statistical designs and studies, document preparation, and other administration; and

(d)                                 all post regulatory approval regulatory activities and adverse event reporting in relation to products.

1.7                               “Field” shall mean gene therapy for the therapy or prophylaxis of Haemophilia B.

1.8                               “Investigational New Drug Application (“INDA”) shall mean an application submitted to the FDA or a foreign equivalent requesting permission to conduct human clinical studies with an investigational new drug or to conduct human clinical studies with an existing drug for a new use.

1.9                               “Licensed Product” shall mean all products containing Factor IX that are covered by Valid Claims of the Patent Rights to any extent.

1.10                        “Net Sales” shall mean the sum of all amounts actually invoiced by AMT (or Sublicensees as appropriate) from persons or entities for sales of Licensed Products, less the following deductions and offsets, to the extent such sums are actually incurred, paid or credited by AMT (or Sublicensees as appropriate) and not otherwise reimbursed:

(a)                                 normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged products, returns or rejections of products;

(b)                                 chargeback payments and rebates (or the equivalent thereof) for product granted on a customary trade basis to group purchasing organisations, managed health care organisations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(c)                                  reasonable and customary freight, shipping insurance and other transportation expenses directly related to the sale of product (if actually borne by AMT or Sublicensees without reimbursement from any third party);

(d)                                 required distribution commissions/fees payable to any third party providing distribution services to AMT or Sublicensees;

(e)                                  sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price of product and are actually borne by AMT or its Sublicensees without reimbursement from any third party (but not including taxes assessed against the income derived from such sale); and

(f)                                   actual uncollectible amounts for product where collectibility is determined in accordance with IFRS consistently applied to all AMT products.

Sales of products intended for resale to third parties, and made internally amongst AMT and Sublicensees shall not be deemed sales for purposes of calculating “Net Sales” (however, sales to a third party other than a Sublicensee or Affiliate shall be included in the calculation of “Net Sales”).

1.11                        “Patent Rights” shall mean (i) U.S. Provisional Patent Application No. 60/612,135 filed September 22, 2004 entitled “Improved Expression of Factor IX in Gene Therapy Vectors” (ST. JUDE reference no. SJ-04-0024); (ii) all patent applications filed claiming priority from the above including all provisional patent applications and all national, regional and international patents and patent applications; (iii) all patent applications filed claiming priority from any of the above including any divisional, continuation, or continuation-in-part; (iv) any patent issued on any of the foregoing; (v) any reissue or extension of such patent; and (vi) any foreign counterparts to such patents and patent applications and applications and/or patents or the equivalent thereof claiming priority to or from any of the above.

1.12                        “Phase I Clinical Trial” shall mean a human clinical trial, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients as required in 21

C.F.R. §312, or a similar clinical study prescribed by the regulatory authorities in a country other than the United States.

1.13                        “Phase II Clinical Trial” shall mean (i) a human clinical trial, for which a primary endpoint is a preliminary determination of efficacy or dose ranges in patients with the disease target being studied as required in 21 C.F.R. §312.21(b), as maybe amended from time to time, or a similar clinical study prescribed by the regulatory authorities in a country other than the United States, or (ii) a combined Phase II and Phase III Clinical Trial which enrolls at least forty (40) patients, or any Phase III Clinical Trial performed in lieu of a Phase II study.

1.14                        “Phase III Clinical Trial” shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease target being studied as required in 21 C.F.R. §312, or similar clinical study prescribed by the regulatory authorities in a country other than the United States.  A Phase III Clinical Trial shall also include any other human clinical trial intended as a pivotal study, whether or not such study is a traditional Phase III study.

1.15                        “Royalty Reporting Period” shall mean the partial calendar half year commencing on the date on which a Licensed Product is first sold and every complete or partial calendar half year thereafter during which royalty payment obligations under this Agreement remain in effect.

1.16                        “Sublicensee” shall mean any sublicensee of the rights granted to AMT under this Agreement, as further described in Section 2.1(i).

1.17                        “ST. JUDE Improvements” shall mean any improvement or enhancement (whether patentable or not) to the inventions of a Valid Claim of the Patent Rights in the Field that is discovered, developed or otherwise acquired by ST. JUDE after the Effective Date pursuant to Section 2.1(v) (but, for clarity, outside the scope of the Sponsored Research Agreement) and in relation to which a patent application is filed by ST. JUDE.

1.18                        “Valid Claim” shall mean a claim of an issued and unexpired patent or pending published patent application included within Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.                                      GRANT

2.1                               License Grant

(i)                                     ST. JUDE hereby grants to AMT and AMT accepts, subject to the terms and conditions herein, an exclusive worldwide license under the Patent Rights to research, have researched, Develop, have Developed, make, have made, import, distribute, use and Commercialise Licensed Products in the Field.  Such license shall include the right to grant sublicenses provided that AMT shall remain responsible for compliance by Sublicensees with the terms and conditions of this Agreement.  Within [**] days of the grant of each sublicense under this Agreement, AMT shall inform ST. JUDE in writing of the identity of the Sublicensee and provide a copy of the sublicense agreement but showing only those terms directly pertaining to the sublicense itself, with all other terms including financial terms redacted.

(ii)                                  The license granted herein is subject to the rights, conditions and limitations imposed by U.S. law on inventions and discoveries conceived or first actually reduced to practice during the course of research funded by a U.S. federal agency that are relevant to the Patent Rights.  The words “exclusive license” as used herein shall mean exclusive except for the royalty-free non-exclusive license granted to the U.S. government by ST. JUDE pursuant to 35 USC Section 202 (c) (4) for any Patent Rights claiming any invention subject to such license as defined under 35 USC Section 201 and any other federal laws and applicable regulations.

(iii)                               To the extent that Licensed Products embody Patent Rights conceived or first actually reduced to practice during the course of research funded by a U.S. federal agency, AMT agrees that such Licensed Products shall be manufactured substantially in the United States in accordance with 35 U.S.C. Section 204.

(iv)                              Title to the Patent Rights shall remain with ST. JUDE and ST. JUDE retains the right to license the Patent Rights to other entities outside the Field and to use the Patent Rights for internal and collaborative research outside the Field.

(v)                                 The license granted under Section 2.1(i) of this Agreement is subject to the non-transferable right of ST. JUDE under the Patent Rights solely to perform internal and collaborative research and education in the Field with academic collaborators.  To the extent that such research involves pre-clinical or clinical research the data and other results of such research, including any IND package and a copy of any interim or final clinical research report shall be made available by ST. JUDE to AMT and AMT shall be permitted to utilise the same only for lawful purposes in its dealings with the FDA.  ST. JUDE will at its own cost procure that this is possible under the terms of any agreement between it and such academic collaborations.

2.2                               ST. JUDE Improvements.  If any ST. JUDE Improvements are made by ST. JUDE during the term of this Agreement, AMT shall have the first right of refusal to such ST. JUDE Improvements.  ST. JUDE will disclose any such ST. JUDE Improvement to AMT by notice in writing.  AMT shall treat any such disclosure as Confidential Information and

shall only use such disclosure to consider its licensing interest.   AMT shall have [**] days from the date of such disclosure in which to indicate to ST. JUDE by notice in writing whether it wishes to negotiate a license with grant terms the same as those set out in Section 2.1.  If AMT does so indicate that it wishes to take a license within the notice period, the Parties shall negotiate in good faith the financial and other terms of such license during the subsequent period of [**] days.  If the Parties cannot reach agreement during the negotiation period, ST. JUDE will be free to deal with third parties in respect of the said ST. JUDE Improvements in the Field.  During the period from first notification by ST. JUDE of the ST. JUDE Improvement to AMT until the expiration of the aforesaid [**] day period, the ST. JUDE shall not enter into arrangements or agreements with any third party concerning the ST. JUDE Improvements in the Field.

3.                                      DILIGENCE OBLIGATIONS AND ANNUAL PROGRESS REPORT

3.1                               Use of Commercially Reasonable Efforts.  With effect from completion or termination of the Research Program under the Sponsored Research Agreement (“Commencement Date”) AMT  shall  use  Commercially  Reasonable  Efforts  to  diligently  Develop and Commercialize Licensed Products whether by itself or through its Sublicensee(s).

3.2                               Annual Progress Reports.  Within [**] days after each anniversary of the Commencement Date, AMT shall furnish ST. JUDE with a written report summarizing efforts and achievements toward Developing and Commercializing Licensed Products, including the status of any regulatory submissions, clinical trials and sublicensing activities.  This report shall also include a statement regarding insurance coverage in accordance with Section 8.1 (iii) below.

4.                                      PAYMENTS

4.1                               License Fee.  In partial consideration of the rights granted to AMT under this Agreement and to reimburse ST. JUDE for patent expenses already incurred in pursuing the Patent

Rights, AMT shall pay [**] U.S. dollars to ST. JUDE within [**] days of the full execution of this Agreement.  This license fee payment is nonrefundable and not creditable against any other payments due to ST. JUDE under this Agreement.

4.2                               Annual Maintenance Fee.  AMT shall pay ST. JUDE an annual fee of Ten Thousand ($10,000) U.S. dollars within [**] days of January 1.  This fee shall be creditable to royalties and milestones which are due in the same calendar year.

4.3                               Milestone Payments.  AMT shall pay ST. JUDE the following milestone payments on the first occurrence of the following milestone events:

(i)                                     [**] U.S. dollars upon [**];

(ii)                                  [**] U.S. dollars upon [**]; and

(iii)                               [**] U.S. dollars upon [**].

Each of the milestone payments the subject of this Section shall only be payable by AMT upon the first occurrence of the applicable event whenever it occurs.

4.4                               Royalties.  AMT shall pay ST. JUDE [**] percent ([**]%) of Net Sales of Licensed Products sold by AMT itself or Sublicensees on a country by country basis until expiry of the Valid Claims of the Patent Rights in the country of sale that cover the product and render it a Licensed Product.

4.5                               Sublicense Consideration.  In addition to the royalty obligation as set forth under Section 4.4, AMT shall pay to ST. JUDE the following percentages of consideration received for sublicenses under this Agreement:

(i)                                     [**] percent ([**]%) for a sublicense granted [**];

(ii)                                  [**] percent ([**]%) for a sublicense granted [**]; and

(iii)                               [**] percent ([**]%) for a sublicense granted [**].

This payment shall be due, without the need for invoice from ST. JUDE, within [**] days of the receipt the payment made to AMT by a Sublicensee under a sublicense agreement.  Such sublicense consideration shall include consideration of any kind received by AMT from a Sublicensee for the grant of a sublicense under this Agreement, such as upfront fees or milestone fees and including any premium paid by the Sublicensee over the Fair Market Value (as such term is defined in subsection (iii) below) for stock of AMT in consideration for such sublicense. However, not included in such sublicense consideration are:

(i)                                     Support for research, Development and/or manufacturing activities corresponding directly to the Development of Licensed Products, which do not exceed the fully-burdened cost for undertaking such research, Development, and/or manufacturing performed by or for AMT (including third parties on AMT’s behalf), each pursuant to a specific agreement including a performance plan and commensurate budget;

(ii)                                  Proceeds derived from debt financing, to the extent that such financing is at market rates, and any loans to AMT by the Sublicensee:

(iii)                               Consideration received for the purchase of an equity interest in AMT to the extent that the price per share for such equity does not exceed by more than [**] percent ([**]%) the Fair Market Value of AMT’s stock.  The term Fair Market Value shall mean the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the Sublicensee or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing through a financial investor (an entity whose sole interest in AMT is financial);

(iv)                              Reimbursement of AMT’s patent costs related to Patent Rights; and

(v)                                 Any and all amounts paid to AMT by a Sublicensee as royalties on sales of Licensed Product sold by the Sublicensee under a sublicense.

4.6                               Late Payment.  For any late payment AMT shall pay an interest penalty based on the amount owed at a daily accrual rate equal to the lesser of [**] percent ([**]%) per annum or the highest rate permissible by law.

5.                                      ROYALTY REPORTS; PAYMENTS; RECORDS

5.1                               First Sale.  AMT shall report to ST. JUDE the date of first commercial sale of a Licensed Product within [**] days of its occurrence.

5.2                               Reports and Payments.  Within [**] days after the conclusion of each Royalty Reporting Period, AMT shall deliver to ST. JUDE a report of Net Sales for each Licensed Product during the prior Royalty Reporting Period on a country-by-country basis. Such report shall include the amount of gross sales and the amount of all deductions and reductions taken in each category identified in the definition of Net Sales in sufficient detail to allow ST. JUDE to verify the Net Sales calculation, the amount of Net Sales, and the total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion.  All such reports shall be considered Confidential Information of which AMT is the Disclosing Party and the provisions of Section 7 of this Agreement shall apply to such reports.  If no royalties are due to ST. JUDE for any Royalty Reporting Period, the report shall so state. Concurrent with the report, AMT shall remit to ST. JUDE any payment due for the applicable Royalty Reporting Period. Unless other arrangements are made, payment shall be remitted to the following address:

St. Jude Children’s Research Hospital

P.O. Box 1000, Department # 516

Memphis, TN 38148-0516

5.3                               Records.

(i)                                     AMT shall maintain, and shall require its Sublicensees to maintain complete and accurate records of all Net Sales under this Agreement which records shall contain sufficient information to permit auditors to confirm the accuracy of any reports delivered to ST. JUDE under Section 5.2.  The relevant party shall retain such records relating to a given Royalty Reporting Period for at least [**] years after the conclusion of that Royalty Reporting Period.

(ii)                                  Upon [**] working days notice by ST. JUDE, ST. JUDE shall have the right, at its expense, to cause accountants from a nationally-recognized accounting firm to inspect the records of AMT (but not Sublicensees) for the period covering Royalty Reporting Periods ending no more than [**] years prior to the date of the inspection (including records of royalty accounting received from their Sublicensees) during normal business hours for the sole purpose of verifying any reports and payments delivered under this Section 5.2. ST. JUDE may exercise its rights under this Section 5.3 only [**].

(iii)                               The Parties shall reconcile any underpayment or overpayment within [**] days after the auditor delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of [**] percent ([**]%) in any Royalty Reporting Period, AMT shall bear the full cost of such audit.

(iv)                              Prior to any such audit taking place, such firm of accountants shall undertake to AMT that they shall keep all information and data contained in the records of AMT strictly confidential and shall not disclose such information or copies of such records to any third person including ST. JUDE, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to verify the reports delivered under Section 5.2 of this Agreement.

(v)                                 Upon timely request by ST. JUDE, AMT shall, at the expense of ST. JUDE, have any Sublicensee accounting to AMT for royalties audited under the audit provisions agreed between AMT and the Sublicensee, and AMT shall report to ST. JUDE the outcome. If there is a discrepancy identified upon such an audit the provisions of Section 5.3(iii) shall apply in like manner.

6.                                      PATENTS AND INFRINGEMENT

6.1                               Responsibility for Patent Rights.  Title to all Patent Rights shall remain with ST. JUDE and ST. JUDE shall retain primary responsibility for the drafting, filing, prosecution, and maintenance of all Patent Rights.  ST. JUDE shall appoint and retain external patent counsel approved by AMT.  ST. JUDE shall keep AMT informed of all developments including promptly furnishing AMT with all patent office communications.  ST. JUDE shall, to the satisfaction of AMT, implement all reasonable requests of AMT with respect to the drafting, filing, prosecution, and maintenance of all Patent Rights.

6.2                               Reimbursement of Patent Expenses.  AMT shall reimburse ST. JUDE for all out of pocket patent-related expenses incurred by ST. JUDE pursuant to Section 6.1 related to Patent Rights during the term of this Agreement within [**] days after ST. JUDE invoices AMT subject to the provisions of this Section.  Such invoice shall contain a breakdown of the expenses and be accompanied by supporting evidence of such expenses as appropriate including copies of invoices from external patent counsel.  ST JUDE shall instruct its patent counsel to communicate with AMT directly on all matters pertaining to the activities of patent counsel, including the giving of forward cost estimates, but copying ST JUDE on all e-mails and other correspondence.

6.2.1                     If ST. JUDE grants an exclusive license under the Patent Rights outside of the Field, ST. JUDE shall promptly notify AMT. In such an event, from the effective date of that license, AMT shall be responsible for [**] percent ([**]%) of the patent-related expenses only.

6.3                               Abandonment.  AMT may elect, upon [**] days written notice to ST. JUDE, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more patents or applications within the Patent Rights in one or more countries.  In such event, AMT shall forfeit all rights under this Agreement with respect to such patent within the Patent Rights in such country(ies). ST. JUDE shall have the right, at its sole expense, to prepare, file, prosecute, and maintain any patents or patent applications under Patent Rights abandoned by AMT.

6.4                               Infringement.

(i)                                     Notification of Infringement.  Each Party agrees to provide written notice to the other Party promptly (i) after becoming aware of or having a reasonable suspicion of any infringement of the Patent Rights in the Field or (ii) upon becoming aware of any action alleging invalidity or non-infringement of the Patent Rights in the Field.

(ii)                                  AMT Right to Enforce Patent Rights in the Field.  AMT shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights in the Field including negotiating sublicense agreements with such third parties at its discretion.  At least [**] days prior to a potential claim, AMT shall notify ST. JUDE in writing of the nature of the anticipated action and the party(ies) against whom the anticipated action may be taken.  It is understood that any sublicense rights granted hereunder shall not forgive any royalty payments that would otherwise be due to ST. JUDE based on sales of Licensed Products by the Sublicensee without consultation with ST. JUDE.  If AMT succeeds in any such infringement proceedings whether at trial or by way of settlement, any recovery by AMT in such proceedings brought by AMT shall first be used to reimburse AMT for all reasonable out-of-pocket costs and legal fees incurred to conduct such proceedings.  Out of any remaining damages actually received by AMT relating to infringement of the Patent Rights, AMT shall pay to ST. JUDE an amount equivalent to the payment which would have been due to ST. JUDE on the balance as if they were Net Sales, along with an accounting of the recovery and the reasonable out-of-pocket costs and legal fees.

In the event that AMT fails to initiate an infringement action within [**] months after it first becomes aware of such infringement or notifies ST. JUDE that it does not intend to initiate such action, ST. JUDE shall have the right to prosecute such infringement, under its sole control and its sole expense, and any recovery obtained shall be retained by ST. JUDE. AMT shall provide all necessary assistance to ST. JUDE in relation to such proceedings and ST. JUDE shall on demand by AMT indemnify AMT against the costs of such activity, unless AMT elects to be separately represented (which shall be at AMT’s discretion), in which case such separate representation shall be at AMT’s cost and expense.

(iii)                               ST. JUDE as Indispensable Party.  If, in the reasonable opinion of AMT’s counsel, ST. JUDE should be a named party to any such suit, AMT may name ST. JUDE as a party, provided that AMT shall hold ST. JUDE harmless from, and if necessary indemnify ST. JUDE against, any costs (including attorney fees), expenses or liability that ST. JUDE may incur in connection with such action unless ST. JUDE elects to be separately represented in which case such separate representation shall be at ST. JUDE’s own cost and expense.

(iv)                              Cooperation.  Each Party agrees to cooperate fully in any action under this Section 6.4, which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

6.5                               Third Party Patent Rights.  Each Party shall promptly notify the other Party of any third party patent rights relevant to the Development or Commercialisation of the Licensed Product of which it becomes aware including by making appropriate searches for these as and when it considers appropriate.  To the extent possible, whilst preserving attorney-client privilege, the Parties’ patent counsel shall share copies of all external and internal opinions on the likelihood of grant and/or validity of relevant third party patent rights

7.                                      CONFIDENTIAL INFORMATION; PUBLICITY

7.1                               Confidential Information.

(i)                                     Obligations.  Except to the extent authorized in Section 7.1(i) of this Agreement, and for so long as the exceptions set out below in Section 7.1(ii) do not apply, the Receiving Party shall, in relation to any Confidential Information (i) maintain such Confidential Information in confidence using the same duty of care it would use to protect its own information of a like kind (and in any event no less than reasonable care), except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its Sublicensees (to the extent necessary to effect the relevant Sublicense) and its trustees, directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purpose of this Agreement and for other purposes that may be required or necessary pursuant to this Agreement such as communication with collaborators or regulatory agencies; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its Sublicensees, trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

(ii)                                  Exceptions.  The obligations of the Receiving Party under Section 7.1(i) above shall not apply to the extent that the Receiving Party can demonstrate by written evidence that certain Confidential Information (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under the Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation to confidentiality with respect to such Confidential Information; or (e) was previously known to the Receiving Party from sources other than the Disclosing Party at the time of disclosure under this Agreement other than under an obligation of confidentiality.

(iii)                               Allowed Disclosure.  Notwithstanding the above obligations of confidentiality and non-use a Receiving Party may:

(a)                                 disclose Confidential Information to a competent authority as reasonably necessary to obtain regulatory approval in a particular jurisdiction to the extent consistent with the licenses granted under terms of this Agreement; and

(b)                                 disclose Confidential Information: (i) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (ii) to the extent such disclosure is required to comply with a legal requirement, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g., EURONEXT, the rules of the United States Securities and Exchange Commission, NASDAQ, NYSE, or any other stock exchange on which securities issued by either Party may be listed); provided, to the extent possible bearing in mind such legal requirements and subject to the next sentence of this Section, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure [**] Business Days in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, unless a shorter review time is agreed.  If the compliance with a legal requirement requires filing of this Agreement, the filing Party shall to the extent possible seek confidential treatment of portions of this Agreement from the relevant competent authority and shall provide the other Party with a copy of the proposed filings at least [**] Business Days prior to filing for the other Party to review any such proposed filing.  Each Party agrees that it will obtain its own legal advice with regard to its compliance with legal requirements and will not rely on any statements made by the other Party relating to such legal requirements; and

(c)                                  disclose Confidential Information by filing or prosecuting the Patent Rights, the filing or prosecution of which is contemplated by this Agreement, without violating the above confidentiality provisions; it being understood that publication of such filings occurs in some jurisdictions within [**] months of filing; and

(d)                                 in the case where AMT is the Receiving Party disclose Confidential Information to AMT’s contractors (including clinical researchers) distributors, Sublicensee’s, agents, consultants, as such Receiving Party reasonably determines is necessary to receive the benefit of the licenses and rights granted or available to it under this Agreement or to fulfil its obligations pursuant to this Agreement; provided, however, any such persons must be obligated to substantially the same extent as set forth in this Section to hold in confidence and not make use of such Confidential Information for any purpose other than that permitted by this Agreement; and

(e)                                  disclose Confidential Information: (i) to its actual or potential investment bankers; (ii) to existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders for the purpose of obtaining financing for its business; and (iii) to a bona fide potential acquiror or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to substantially the same extent as set forth in this Section to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

(f)                                   disclose Confidential Information to its legal advisers for the purpose of seeking advice.

7.2                               Use of Names.

(i)                                     AMT and its Sublicensees shall not use the name “St. Jude Children’s Research Hospital” or any variation of that name, or any trademarks or logos belong to ST. JUDE, or the names of any of ST. JUDE’s trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any term of this Agreement in any promotional material or other public announcement or disclosure or in connection with the marketing or sale of any Licensed Product without the prior written approval of ST. JUDE; except: (a) in annual reports or as part of required regulatory or financial disclosures to the FDA, Securities Exchange Commission or other federal or foreign agencies; and (b) where otherwise required by law, provided that AMT shall notify ST. JUDE in advance of any disclosure to be made under these exceptions.

(ii)                                  ST. JUDE shall not use the name “ Amsterdam Molecular Therapeutics B.V.” or any variation of that name, or any term of this Agreement in any promotional material or other public announcement or disclosure without the prior written approval of AMT; except: (a) as part of required reports to state or federal government entities; and (b) where otherwise required by law, provided that ST. JUDE shall notify AMT in advance of any disclosure to be made under these exceptions.

7.3                               Publication.  If ST. JUDE wishes to publish or otherwise publically disclose results obtained from its internal research under the Patent Rights in the Field, ST. JUDE shall submit to AMT a confidential copy of the intended publication or disclosure at least [**] days prior to the proposed publication or other disclosure date.  If, AMT believes that the publication or intended disclosure contains patentable subject matter or contains Confidential Information of AMT, AMT shall notify ST. JUDE in writing.

7.4                               Marking.  AMT shall mark all Licensed Products intended for use under Patent Rights with appropriate information with respect to Patent Rights in accordance with the statutes of the United States relating to the marking of patented articles (see 35 U.S.C. §287(a)) and corresponding foreign rules and regulations.

8.                                      INDEMNIFICATION AND INSURANCE

8.1                               Indemnification.

(i)                                     Indemnity.

(a)                                 Except with respect to third party claims the subject of this Section, neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates of a direct nature where the same is a loss of turnover, profits, business or goodwill; or an indirect or consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

(b)                                 AMT shall indemnify, defend and hold ST. JUDE, the American Lebanese Syrian Associated Charities, Inc. (ALSAC; a non-profit, 501(c)(3) corporation which supports ST. JUDE), their present and former trustees, directors, governors, officers, agents, faculty, employees and students (“the Indemnitees”) harmless as against any claims, demands, damages, judgments, fees (including reasonable attorneys fees), expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought by a third party as a consequence of the use of clinical data provided by ST. JUDE, the practice of the Patent Rights or the sale of Licensed Products by AMT or Sublicensees, whether or not ST. JUDE, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not ST. JUDE is alleged to be negligent or otherwise responsible for any injuries to persons or property.  Such indemnity shall not extend to any claims, demands, damages, judgments, fees (including reasonable attorneys fees), expenses, or other costs to the extent that the same are determined to be the result of the willful misconduct of ST. JUDE, the American Lebanese Syrian Associated

Charities, Inc., their present and former trustees, directors, governors, officers, agents, faculty, employees or students  Practice of the Patent Rights or sale of Licensed Products by an Affiliate of AMT or an agent or a Sublicensee or a third party on behalf of or for the account of AMT or by a third party who purchases Licensed Product(s) from AMT, shall be considered AMT’s practice of said Patent Rights for purposes of this Section.  The obligation of AMT to defend, indemnify and hold harmless as set out in this Section shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an Affiliate or Sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

(c)                                  In the event that it is ultimately determined that AMT is not obligated to indemnify, defend and hold harmless the Indemnitees as against any claims, demands, damages, judgments, fees (including reasonable attorneys fees), expenses, or other costs, the Indemnitees shall reimburse AMT for any and all costs and expenses (including lawyers’ fees) incurred by AMT in its defense with respect to the Indemnitees.

(ii)                                  Procedures.  The Indemnitees agree to provide AMT with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  In no event shall AMT be liable for any claims, demands, damages, judgments, fees (including reasonable attorney’s fees), expenses, or other costs that result from a delay by the Indemnitees in providing AMT with such notice.  AMT agrees, at its own expense, to provide attorneys reasonably acceptable to Indemnitees to defend against any such claim, unless Indemnitees elect to be separately represented (which shall be at Indemnitee’s discretion), in which event any costs incurred by the Indemnitees in relation to retaining their own attorneys shall be the sole responsibility of the Indemnitees.  The Indemnitees shall cooperate fully with AMT in such defense and will permit AMT to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement).  AMT agrees to keep ST. JUDE informed of the progress in the defense and disposition of such claim and to consult with ST. JUDE with regard to any proposed settlement.

(iii)                               Insurance.  Prior to initial human testing or sale of any Licensed Products and thereafter so long as Licensed Products are being sold in any particular country AMT shall establish and maintain appropriate insurance coverage in the minimum amount of [**] dollars ($[**]) per claim, with an aggregate of [**] dollars ($[**]), to cover any liability arising from AMT’s indemnification obligations under this Section 8 with respect to such human testing or sale of Licensed Product.  Prior to initial human testing or sale of any Licensed Product and thereafter so long as Licensed Products are being sold in any particular country, AMT shall establish and maintain, in each country in which AMT or Sublicensees shall test or sell Licensed Products, product liability or other appropriate insurance coverage in the minimum amount of [**] dollars ($[**]) per claim.  AMT will annually present evidence, in the form of a statement in the annual diligence report to ST. JUDE that such coverage is being maintained.  Upon ST. JUDE’S request, AMT will furnish ST. JUDE with a Certificate of Insurance of each insurance policy obtained.  ST. JUDE and ALSAC shall be listed as additional insured’s in AMT’s said insurance policies.  If such insurance is underwritten on a ‘claims made’ basis, AMT agrees that any change in underwriters during the term of this Agreement and thereafter so long as Licensed Products are being sold will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement and thereafter so long as Licensed Products are being sold.

9.                                      TERM AND TERMINATION

9.1                               Term.  This Agreement shall commence on the Effective Date and, and unless sooner terminated in accordance with any of the provisions herein, expire when no further payment is due from AMT to ST. JUDE hereunder in relation to sales of Licensed Product.

9.2                               Voluntary Termination by AMT.  AMT shall have the right to terminate this Agreement, for any reason, upon ninety (90) days, prior written notice to ST. JUDE.  Upon termination, a final report as described in Section 5.2 shall be submitted and any previously arising (before the effective termination date) milestone payments, annual fees, royalty payments, and unreimbursed patent expenses due to ST. JUDE shall become immediately payable.

9.3                               Termination for Default.  In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] days after receiving written notice thereof, the other Party may terminate this Agreement immediately upon written notice to the party in breach unless the Party allegedly in breach disputes that a material breach has occurred and submits notice of such dispute to the other Party, following which the Parties shall first try to resolve the dispute within [**] days of such notice and if such dispute cannot be resolved, the dispute shall be subject to the jurisdiction of the courts pursuant to Section 10.7.  For the avoidance of doubt, there shall be no termination of this Agreement pending the outcome of dispute resolution.

If the alleged breach involves non payment of any undisputed amounts due ST. JUDE under this Agreement, AMT shall pay an interest penalty based on the amount owed at a daily accrual rate equal to the lesser of [**] percent ([**]%) per annum or the highest rate permissible by law on the unpaid balance until the undisputed amount is paid in full.

9.4                               Termination for Insolvency.  ST. JUDE shall have the right to terminate this Agreement on written notice to AMT in the event of the occurrence of insolvency of AMT.

9.5                               Effect of Termination on Sublicensees.  If termination under Sections 9.3 or 9.4 of this Agreement is no fault of a Sublicensee ST. JUDE agrees to enter into a direct license of Patent Rights with any Sublicensee on substantially the same terms as the sublicense between AMT and the Sublicensee with respect to terms pertaining to the Patent Rights, provided that the terms of the sublicense are at least as favorable to ST. JUDE as the terms of this Agreement and prior to the making of any such sub-license by AMT, ST. JUDE will undertake directly to such Sublicensee that ST. JUDE will do this.

9.6                               Effect of Termination.  Upon termination, AMT shall cease to utilize Patent Rights and shall so certify to ST. JUDE in writing that Patent Rights are not being used for any purpose by AMT.  Termination shall not affect any rights or obligations which have accrued prior to termination or which by their nature are intended to survive termination such as Section 1, 5.2 (obligation to provide final report and payment), 7, 8.1, 9.5, 10.1, 10.7 and 10.8.  Upon the early termination of this Agreement, AMT may complete and sell any work-in-progress and inventory of Licensed Products that exists as of the effective date of termination, provided that (i) AMT is current in payment of all amounts due ST. JUDE under this Agreement, (ii) AMT pays ST. JUDE the applicable royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (iii) AMT shall complete and sell all work-in-progress and inventory of Licensed Products within [**] months after the effective date of termination.

10.                               MISCELLANEOUS

10.1                        Representation and Warranties of both Parties.

(i)                                     Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)                                 Such Party has the power and authority and legal right to enter into this Agreement, to perform its obligations and to grant the licenses hereunder,

and has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b)                                 This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal and valid obligation binding upon such Party and enforceable against it in accordance with its terms;

(c)                                  The execution, delivery and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable law or regulation of any governmental body or administrative or other agency having jurisdiction over it;

(d)                                 Such Party is aware of no action, suit, inquiry or investigation instituted by any third party that questions or threatens the validity of this Agreement; and

(e)                                  All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained.

(ii)                                  Further Representations and Warranties of ST. JUDE:

(a)                                 ST. JUDE either legally or beneficially owns or controls the entire right, title and interest in and to the Patent Rights licensed hereunder.

(b)                                 there is, to its knowledge as of the Effective Date, no action, suit, claim, proceeding or governmental investigation pending or threatened against ST. JUDE with respect to enforceability of the Patent Rights licensed hereunder, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, whether United States or foreign.

(c)                                  ST. JUDE has informed AMT in writing of all intellectual property rights of third parties in the Field of which ST. JUDE is aware to the best of ST. JUDE’s knowledge.

ST. JUDE MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Specifically, ST. JUDE makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (iii) that any third party is not currently infringing or will not infringe the Patent Rights.

10.2                        Force Majeure.  Neither Party will be responsible for its inability to perform any of its obligations under this Agreement resulting from causes beyond the reasonable control of such Party, including without limitation fires, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.3                        Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

10.4                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

10.5                        Assignment.  The benefit and/or burden of this Agreement may not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that AMT may, without the consent of ST. JUDE assign this Agreement to an Affiliate or to a successor in connection with a merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates, but shall notify ST. JUDE of such an assignment within [**] days of its occurrence.  Any assignment in violation of this provision shall be null and void.

10.6                        Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.7                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflicts of law principles or choice of law rules of any state or country.  Any lawsuit that may be brought with respect to this Agreement shall be brought and tried in a court of competent jurisdiction in New York.  AMT represents that choice of law provisions agreed to by parties to a written contract are generally honored under Dutch law.

10.8                        Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, or registered or certified mail, postage prepaid, return receipt requested, to the following address or facsimile numbers of the parties:

To ST. JUDE:	Office of Technology Licensing
Mail Stop 0742
St. Jude Children’s Research Hospital

332 North Lauderdale
Memphis, Tennessee 38105 Attn: Director

Facsimile: (901) 495-3148

To AMT:	Amsterdam Molecular Therapeutics B.V.
Meibergdreef 611105 BA
Amsterdam, The Netherlands
Attn: Anthony Gringeri

Facsimile: +31 20 566 9272

All notices under this Agreement shall be deemed effective upon receipt.  A Party may change its contact information upon written notice to the other Party.

10.9                        Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other  provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.  During such negotiation, this Agreement shall be construed as if such provision were deleted by agreement of the Parties.

10.10                 Entire Agreement.  This Agreement, together with the Sponsored Research Agreement and the AMT Technology License Agreement between the Parties executed concurrently herewith, constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Amsterdam Molecular Therapeutics B.V.		St. Jude Children’s Research Hospital, Inc.

By:	/s/ A.J. Gringeri	By:	/s/ J. Scott Elmer
	Anthony Gringeri		J. Scott Elmer
	Chief Operating Officer		Director, Technology Licensing

Date:	4 July 2008	Date:	07/07/08

ST. JUDE CHILDREN’S RESEARCH HOSPITAL, INC.   (1)

and

UNIQURE BIOPHARMA BV   (2)

AMENDMENT N°1 TO THE

EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT N°1 TO THE EXCLUSIVE LICENSE AGREEMENT (this “Amendment”), with the effective date of July 12, 2012 (“Effective Date”),

BY AND BETWEEN

(1)                                 ST. JUDE CHILDREN’S RESEARCH HOSPITAL, INC., a Tennessee not-for-profit corporation located at 262 Danny Thomas Place, Memphis, Tennessee 38105 (“St. Jude”); and

(2)                                 UNIQURE BIOPHARMA BV (formerly: Amsterdam Molecular Therapeutics (AMT) B.V.), a company incorporated under the laws of the Netherlands, with offices at Meibergdreef 61, 1105 BA Amsterdam, The Netherlands (“uniQure”).

(each, a “Party” and together the “Parties”)

BACKGROUND:

(A)                               The Parties have signed an Exclusive License Agreement dated July 7th, 2008 (hereinafter the “Agreement”).

(B)                               The Parties desire that the Agreement be amended as set forth below in order to:

I.                                        change the name of the licensee from Amsterdam Molecular Therapeutics B.V. (“AMT”) to uniQure biopharma B.V. This name change is the result of a transaction that took place on 30 March 2012, whereby Amsterdam Molecular Therapeutics N.V., a public company, was liquidated and all its operations and stocks were transferred to UniQure B.V., a privately held company;

II.                                   add language related to financial terms associated with sublicensing, so as to clarifyfinancial obligations due to St.Jude from sublicensing of the patent rights granted in the Agreement by uniQure in order to expedite the development of therapeutics for rare diseases.

IT IS NOW AGREED AS FOLLOWS:

1.             Modifications

I.                                        In the Agreement, all references to “Amsterdam Molecular Therapeutics B.V.” are changed to “uniQure biopharma B.V.”.

II.                                   In the Agreement, all references to “AMT” are changed to “uniQure”.

III.                              Section 4.5 (i)* is amended to read as follows:

* 2nd subsection (f) of Section 4.5.

(i)                                     Support for research, Development and/or manufacturing activities corresponding directly to the Development and commercial manufacture of Licensed Products, which do not exceed the fully-burdened cost for undertaking such research, Development, and/or manufacturing performed by or for AMT (including third parties on AMT’s behalf), each pursuant to a specific agreement including a performance plan and commensurate budget;

IV.                               The following Section 4.7 is added to the Agreement:

4.7                               Sublicense consideration apportionment. The percentages referred to under subsections (i), (ii) and (iii) immediately below the first paragraph of Section 4.5 shall apply only to that portion of sublicense consideration attributable to sublicensing of the Patent Rights.  In any agreement which includes the grant of a sublicense to Patent Rights along with other rights and assets held by uniQure that are necessary or desirable for the development, manufacture and sale of Licensed Products, the Parties shall agree on the portion of income from such an agreement that should be attributable to sublicensing of the Patent Rights, taking into account the value of the Patent Rights in comparison to the value of the other rights and assets transferred by uniQure to the sublicensee that are necessary or desirable for the development, manufacture and sale of Licensed Products.

2.                                      Miscellaneous: All the other provisions of the Agreement remain unchanged and fully applicable between the Parties, and the terms and definitions used in the Agreement shall, so far as possible, apply to this Amendment.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

St. Jude Children’s Research Hospital, Inc.	UniQure biopharma B.V.

By:	By:	/s/ PJ Morgan
Name:	Name:	PJ Morgan
Title:	Title:	CFO
Date:	Date:	12 July 2012